EXHIBIT 10.17







                      INTERIM MANAGEMENT AGREEMENT


                             by and between



                      GLOBAL MED TECHNOLOGIES, INC.
                         a Colorado corporation

                                   and



                  NATIONAL MEDICAL REVIEW OFFICES, INC.
                         a Michigan corporation




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                            TABLE OF CONTENTS

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AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.   Preliminary Agreements. . . . . . . . . . . . . . . . . . . . . .  1

     1.1  Transfer of DataMed Operations . . . . . . . . . . . . . . .  1
     1.2  Completion of Due Diligence. . . . . . . . . . . . . . . . .  2
     1.3  Operations Prior to Election . . . . . . . . . . . . . . . .  2
     1.4  Operations After Election. . . . . . . . . . . . . . . . . .  2
     1.5  Effect of Election Not to Proceed with Acquisition . . . . .  2

2.   Representations and Warranties of Company . . . . . . . . . . . .  2

3.   Further Representations and Warranties of Company . . . . . . . .  3

4.   Representations and Warranties of Manager . . . . . . . . . . . .  3

5.   Management of DataMed by Manager. . . . . . . . . . . . . . . . .  4

     5.1  Authority of Manager . . . . . . . . . . . . . . . . . . . .  4
     5.2  Discharge of Operating Expenses. . . . . . . . . . . . . . .  4
     5.3  Non-Assignment of Agreements . . . . . . . . . . . . . . . .  4
     5.4  Limitation of Liabilities. . . . . . . . . . . . . . . . . .  5
     5.5  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     5.6  Events Excusing Performance. . . . . . . . . . . . . . . . .  5
     5.7  No Limitation on Other Projects. . . . . . . . . . . . . . .  5

6.   Compensation to Manager . . . . . . . . . . . . . . . . . . . . .  5

     6.1  Revenue Defined. . . . . . . . . . . . . . . . . . . . . . .  5
     6.2  Expenses Defined . . . . . . . . . . . . . . . . . . . . . .  6
     6.3  Net Income and Net Loss. . . . . . . . . . . . . . . . . . .  6
     6.4  Management Fee . . . . . . . . . . . . . . . . . . . . . . .  6
     6.5  Net Loss Allocation. . . . . . . . . . . . . . . . . . . . .  6
     6.6  Net Loss Reimbursement by Company. . . . . . . . . . . . . .  7
     6.7  Assignment of Accounts Receivable. . . . . . . . . . . . . .  7

7.   Obligations of Company. . . . . . . . . . . . . . . . . . . . . .  7

     7.1  Exclusive Manager. . . . . . . . . . . . . . . . . . . . . .  7
     7.2  Assignment of Key Employee . . . . . . . . . . . . . . . . .  8
     7.3  Reimbursement Obligations. . . . . . . . . . . . . . . . . .  8
     7.4  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  8

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     7.5  Cooperation and Further Assurances . . . . . . . . . . . . .  8
     7.6  Access to Facilities . . . . . . . . . . . . . . . . . . . .  8
     7.7  Access to Records. . . . . . . . . . . . . . . . . . . . . .  9
     7.8  Adverse Actions. . . . . . . . . . . . . . . . . . . . . . .  9
     7.9  Events Excusing Performance. . . . . . . . . . . . . . . . .  9

8.   Term and Termination. . . . . . . . . . . . . . . . . . . . . . .  9

     8.1  Term of Agreement. . . . . . . . . . . . . . . . . . . . . .  9
     8.2  Termination by Company . . . . . . . . . . . . . . . . . . .  9
     8.3  Termination by Manager . . . . . . . . . . . . . . . . . . . 10
     8.4  Effect of Termination by Manager . . . . . . . . . . . . . . 10
     8.5  Non-Solicitation by Manager. . . . . . . . . . . . . . . . . 11

9.   General Provisions. . . . . . . . . . . . . . . . . . . . . . . . 11

     9.1  Independent Relationship . . . . . . . . . . . . . . . . . . 11
     9.2  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 11
     9.3  Resolution of Disputes . . . . . . . . . . . . . . . . . . . 11
     9.4  Entire Agreement; Modification . . . . . . . . . . . . . . . 12
     9.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     9.6  Binding on Successors. . . . . . . . . . . . . . . . . . . . 12
     9.7  Waiver of Provisions . . . . . . . . . . . . . . . . . . . . 12
     9.8  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 12
     9.9  Severability . . . . . . . . . . . . . . . . . . . . . . . . 12
     9.10 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . 13
     9.11 Time is of the Essence . . . . . . . . . . . . . . . . . . . 13
     9.12 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 13
     9.13 Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . 13
     9.14 Language Construction. . . . . . . . . . . . . . . . . . . . 13

EXHIBIT A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14



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                      INTERIM MANAGEMENT AGREEMENT
                      ----------------------------


     THIS INTERIM MANAGEMENT AGREEMENT ("AGREEMENT"), is made and dated as of the 7th day of July, 1997, by and between Global Med Technologies, Inc., a Colorado corporation ("COMPANY"), and National Medical Review Offices, Inc., a Michigan corporation ("MANAGER"), with regard to the operation of DataMed International, a division of the Company ("DATAMED"). Company and Manager are sometimes referred to herein individually as a "PARTY" or collectively as the "PARTIES."

                               WITNESSETH

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company, its shareholders and customers, to divest its interests in DataMed;

     WHEREAS, Company and Manager are parties to that certain Letter of Intent for Proposed Acquisition dated June 20, 1997 (the "LETTER OF INTENT"), which incorporates by reference the Term Sheet and other terms of a previous Letter of Intent for Proposed Acquisition dated June 18, 1997;

     WHEREAS, the Letter of Intent describes the terms of the proposed acquisition by Manager from Company of the assets used by Company in the operation of DataMed (the "ACQUISITION"), which terms include the transfer of direction and control of the operations of DataMed from Company to Manager as of June 30, 1997, on an interim basis subject to the final approval of the Acquisition by the shareholders of Company, and the closing of the Acquisition in accordance with the terms of mutually acceptable definitive agreements reflecting the Acquisition (the "PURCHASE AGREEMENTS"); and

     WHEREAS, Manager and Company desire to enter into this Agreement with the purpose and intent of memorializing their agreements regarding the terms and conditions for the transfer of direction and control of the operations of DataMed to Manager on an interim basis, and the related transactions described herein.

                               AGREEMENTS
                               -----------

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties set forth herein, and of other good and valuable consideration, the receipt and adequacy of which each Party hereby acknowledges, the Parties hereto agree as follows:

1.   PRELIMINARY AGREEMENTS.

     1.1 TRANSFER OF DATAMED OPERATIONS. The operation and control of DataMed shall be transferred from Company to Manager in accordance with this Agreement, as of midnight (Mountain Time) on June 30, 1997 (the "EFFECTIVE DATE").

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     1.2  COMPLETION OF DUE DILIGENCE.  Subject to and in accordance with the Letter of Intent, Manager agrees to work diligently and in good faith to complete all of its due diligence investigations of DataMed as soon as reasonably practical, but in no event later than 5:00 p.m. (Mountain Time) on Friday, July 11, 1997 (the "DUE DILIGENCE DEADLINE"). Manager agrees to provide written notice to Company, prior to the Due Diligence Deadline, of Manager's election to proceed, or not to proceed, with the Acquisition (the "ELECTION"). Company agrees to cooperate with Manager diligently and in good faith so as to facilitate the completion by Manager of its due diligence investigations prior to the Due Diligence Deadline.

     1.3 OPERATIONS PRIOR TO ELECTION. During the period beginning on the Effective Date, and ending on the date upon which Manager makes its Election, Manager and Company agree to the following: (i) all accounts payable with regard to DataMed operations shall be frozen, I.E., Company and Manager agree not to pay or discharge any loans, trade accounts, or other indebtedness with regard to DataMed operations, except for payments to physicians who provide medical review officer services to DataMed, and such other payments as the Parties mutually agree are reasonable and necessary, which shall be separately identified and recorded by the Parties; and (ii) all accounts receivable with regard to DataMed operations shall be frozen, I.E., Company and Manager agree to continue to collect and hold accounts receivable, but not to sell, assign, transfer, compromise, write-off or otherwise adjust such accounts receivable.

     1.4 OPERATIONS AFTER ELECTION. If Manager's Election is to proceed with the Acquisition, then after Manager makes such Election, Manager shall
be obligated:   to pay and discharge all accounts payable that are Expenses as defined in Section 6.2, and to bill for DataMed services and collect accounts receivable of the Company relating to the business and operations of DataMed.

     1.5 EFFECT OF ELECTION NOT TO PROCEED WITH ACQUISITION. If Manager elects not to proceed with the Acquisition, then this Agreement will terminate as of the date of such Election, and the obligations of Company and Manager, respectively, shall be governed by Section 8 of this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company hereby covenants, represents, and warrants as follows:

     2.1 Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

     2.2 Company has full legal power and authority to enter into and deliver this Agreement and perform the transactions contemplated herein.

     2.3 All consents, approvals, resolutions, authorizations, actions or orders required of Company for the authorization, execution and delivery of, and for the consummation of the transactions contemplated by, this Agreement have been obtained, except if and to the extent that the approval of the shareholders of Company is required.

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     2.4  This Agreement when executed and delivered will constitute
Company's legal, valid and binding obligation enforceable in accordance with its terms.

     2.5 The execution and delivery of this Agreement, and the fulfillment of and compliance with the terms and provisions hereof do not conflict with or violate any judicial or administrative order, award, judgment or decree applicable to Company, or violate or conflict with any of the terms, conditions or provisions of Company's Articles of Incorporation, Bylaws, or other organizational documents or any contract between Company and any third person or entity (whether with or without notice or passage of time).

3. FURTHER REPRESENTATIONS AND WARRANTIES OF COMPANY. Company covenants, represents, and warrants that as follows:

     3.1 Company has sole and complete ownership or lawful control over the property and facilities used by Company in the operation of DataMed.

     3.2 Company has operated its property and facilities, and as of the commencement of this Agreement will be, in substantial compliance with all applicable federal, state and local laws, rules and regulations any violation of which could have a material adverse impact on DataMed, its operations, financial condition, or its business prospects.

     3.3 Company shall have sole and absolute responsibility for and shall pay when and as due, any and all income taxes imposed on Company.

4. REPRESENTATIONS AND WARRANTIES OF MANAGER. Manager hereby covenants, represents, and warrants as follows:

     4.1 Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

     4.2 Manager has full legal power and authority to enter into and deliver this Agreement and perform the transactions contemplated herein.

     4.3 All consents, approvals, resolutions, authorizations, actions or orders required of Manager for the authorization, execution and delivery of, and for the consummation of the transactions contemplated by, this Agreement have been obtained.

     4.4 This Agreement when executed and delivered will constitute Manager's legal, valid and binding obligation enforceable in accordance with its terms.

     4.5 The execution and delivery of this Agreement, and the fulfillment of and compliance with the terms and provisions hereof do not conflict with or violate any judicial or administrative order, award, judgment or decree applicable to Manager, or violate or conflict with any of the terms, conditions or provisions of Manager's Articles of Incorporation, Bylaws, or other organizational documents or any contract between Manager and any third person or entity (whether with or without notice or passage of time).

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5.   MANAGEMENT OF DATAMED BY MANAGER.

     5.1 AUTHORITY OF MANAGER. Subject to the covenants, conditions and restrictions set forth in this Agreement, and subject to existing contractual obligations of the Company, Manager shall have and Company hereby delegates to Manager, sole and exclusive responsibility, authority and discretion to conduct, manage, direct and control all aspects of the business and operations of DataMed. Without limiting the generality of the foregoing, Manager shall have the following authorities and responsibilities:

          (a) to conduct, manage, direct and control all aspects of the business and operations of DataMed, in the exercise of Manager's good faith business judgment, consistent with applicable laws, and without any obligation to seek or obtain from Company its advice, recommendation, concurrence or consent;

          (b) effective after the Due Diligence Deadline, to conduct, manage, direct and control the transition of the ownership of DataMed, including without limitation, (i) the sale, assignment, or other disposition or transfer of any or all of the assets or contractual obligations of DataMed, (ii) the reduction of DataMed's employee or other work force, and (iii) the assignment or transfer of DataMed's administrative responsibilities;

          (c) to administer Company's contracts with customers, service providers, and other vendors or purchasers of services or supplies, including the authority and responsibility to negotiate, enter into, maintain, amend, any or all of such contracts, provided, however, that Manager shall not terminate any contract with any DataMed customer, or any service provided to any DataMed customer, without the prior consent of Company, which consent Company agrees not to unreasonably withhold or delay;

          (d) to bill for DataMed services and collect accounts receivable of the Company relating to the business and operations of DataMed;

          (e) effective after the Due Diligence Deadline, to fix and to change the location of the offices used by Company for the transaction of DataMed business, and to locate or relocate from time to time such offices within or outside of the State of Colorado; and

          (f) to rely on information, opinions, reports or statements, including financial statements and other financial data and records, prepared or presented to Manager by Company, its officers, agents or employees, at any time prior to or during the term of this Agreement.

     5.2 DISCHARGE OF OPERATING EXPENSES. Subject to the covenants, conditions and restrictions set forth in this Agreement, Manager agrees to pay and discharge all Expenses, as defined in Section 6.2 below, incurred by Manager in the operation of DataMed.

     5.3 NON-ASSIGNMENT OF AGREEMENTS. Notwithstanding Manager's obligation under Section 5.2 above, nothing in this Agreement is intended to be or shall be construed to

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constitute an assignment by Company of any agreement or contractual obligation, whether express or implied, that exists between Company and any other person or entity. Similarly, nothing in this Agreement is intended to be or shall be construed to constitute an assumption by Manager of any agreement or contractual obligation, whether express or implied, that exists between Company and any other person or entity. The Parties acknowledge and agree that agreements and contractual obligations of Company cannot be assigned by Company or assumed by Manager except with the approval of the Company shareholders to the Acquisition and the Purchase Agreements.

     5.4  LIMITATION OF LIABILITIES.  Manager makes no warranties, express
or implied, as to the following:   the results of operation of DataMed;
any actions that will or will not be taken by Manager in the operation of DataMed; any services or supplies that will or will not be provided by DataMed; any customers or clients that will or will not be retained or acquired by DataMed; or any net book value, net worth, liquidation value, or any other value of DataMed or any of its assets upon termination of this Agreement. Except for any Net Loss that is allocable to Manager in accordance with Section 6.5 of this Agreement, in no event will Manager be liable to Company, or any person or entity engaged by or under contract with Company, for any losses, liabilities, or damages, including, without limitation, any lost profits, lost savings, or other incidental, special or consequential damages, incurred by Company, its agents or employees, as a result of Manager's operation of DataMed in the exercise of Manager's good faith business judgment, even if Manager has been advised of the possibility of such damages, except for any such damages or liability caused by the unlawful conduct or negligence, of Manager, or its agents and employees.

     5.5 INSURANCE. Throughout the term of this Agreement, Manager shall provide and maintain comprehensive general liability, workers compensation, and professional liability insurance for all employees of Manager (but not Company employees), with such limits as the Parties agree are commercially reasonable.

     5.6 EVENTS EXCUSING PERFORMANCE. Manager shall not be liable to Company for failure to perform any of the services required herein in the event of any strike, lock-out, calamity, act of God, unavailability of supplies or other event over which Manager has no control, for so long as such event continues, and for a reasonable period of time thereafter.

     5.7 NO LIMITATION ON OTHER PROJECTS. Nothing contained in this Agreement shall preclude, limit or otherwise affect the right of Manager to engage in, or possess interests in, other business ventures of every kind and description.

6.   COMPENSATION TO MANAGER

     6.1  REVENUE DEFINED.  For purposes of this Agreement, "REVENUE" shall
mean and include:   (i) all fees and payments to which Company becomes
entitled, either during the term of this Agreement or following termination or expiration thereof, for or in connection with, the provision of services or supplies by DataMed, regardless of where such services or supplies are rendered, or what method of payment is used; and (ii) all investment income, proceeds of sale of assets, and other income collected by or on behalf of DataMed during the

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term of this Agreement.  Revenue shall be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied.

     6.2  EXPENSES DEFINED.

          (a)  For purposes of this Agreement, "EXPENSES" shall mean and
include all expenses that:   (i) were fully disclosed and recorded on the
June 30, 1997, balance sheet and the profit and loss statement of DataMed, copies of which shall be attached to this Agreement as Exhibit A; (ii) are necessary and appropriate and incurred in the ordinary course of the operation of DataMed during the term of this Agreement and after the Effective Date; (iii) are not otherwise insured or subject to reimbursement or indemnity from a third party; and are not excluded by Section 6.2(b) below.

          (b)  For purposes of this Agreement, "EXPENSES" shall not include
any expenses for:   (i) borrowed money or interest charges thereon,
including any intercompany loans (but not including capital leases or similar equipment financing arrangements with third parties); (ii) legal, accounting and other consulting expenses incurred by Company; (iii) real property taxes, or taxes based on income or revenue of the Company; (iv) expenses associated with the purchase and maintenance of insurance (other than employee health insurance for employees providing services exclusively to DataMed); (v) any judgments, settlements, and expenses of litigation (except for such legal actions as may be initiated by Manager to collect DataMed accounts receivable); (vi) bank charges on any Company accounts or transactions; (vii) DataMed employee bonuses or compensation increases not disclosed and recorded in the June 30, 1997, profit and loss statement of DataMed; (viii) compensation and benefits paid to Company employees whose services are not rendered exclusively to DataMed; (ix) intercompany charges for, or allocations of, overhead and support, and intercompany loans, as mutually agreed by the Parties; and (x) any expenses paid by Company relating to DataMed operations that are not disclosed and recorded in the June 30, 1997 profit and loss statement of DataMed. All expenses described in this Section 6.2(b) shall be the sole and complete responsibility of Company.

          (c) Expenses shall be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied.

     6.3 NET INCOME AND NET LOSS. For purposes of this Agreement, "NET INCOME" of DataMed shall mean the amount by which Revenue exceeds Expenses for the applicable period and "NET LOSS" shall mean the amount by which Expenses exceed Revenue for the applicable period. Net Income and Net Loss shall be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied.

     6.4 MANAGEMENT FEE. In consideration for performing its obligations under this Agreement, Company shall pay to Manager a monthly management fee in an amount equal to the Net Income, if any, during the applicable month (the "MANAGEMENT FEE").

     6.5 NET LOSS ALLOCATION. Based upon DataMed's previous financial performance, Company and Manager anticipate that the operation of DataMed during the term of this

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Agreement will result in a Net Loss.  Accordingly, the Parties agree that any Net Loss resulting from the operation of DataMed in accordance with this Agreement shall be allocated between the Parties as follows: (i) if Company shareholders approve the Acquisition within the time and in the manner required by the Purchase Agreements, and this Agreement is in full force and effect, and no event has occurred which with the giving of notice or the passage of time would constitute a breach by Company of any of its obligations under this Agreement, then any Net Loss incurred hereunder by Manager shall be the sole responsibility of Manager; and (ii) if Company shareholders do not approve the Acquisition within the time and in the manner required by the Purchase Agreements, or if this Agreement has been terminated in accordance with Section 8.3 below, or if an event has occurred which with the giving of notice or the passage of time would constitute a breach by Company of any of its obligations under this Agreement, then any Net Loss incurred hereunder in the operation of DataMed shall be the sole responsibility of Company.

     6.6 NET LOSS REIMBURSEMENT BY COMPANY. If Company is obligated to reimburse Manager for Net Losses in accordance with Section 6.5, then Company agrees to pay to Manager the total amount of such Net Loss in accordance with the following: (i) within five (5) business days following Manager's delivery to Company of a written statement showing the total amount of such Net Loss (the "Net Loss Statement"), Company shall have the right, at its sole expense, to have the Net Loss Statement reviewed and verified by Ernst & Young; (ii) any such review and verification by Ernst
& Young must be completed within thirty (30) days of Company's receipt of the Net Loss Statement from Manager, and a written report of such review and verification shall be provided by Ernst & Young to Manager concurrently with the provision of such report to Company; (iii) if Ernst & Young concludes that any portion of the Net Loss Statement is inaccurate, then Company agrees to immediately pay to Manager that portion of Net Loss that is not in dispute, and to resolve the disputed portion in accordance with
Section 9.3 below.

     6.7 ASSIGNMENT OF ACCOUNTS RECEIVABLE. Effective as of the Due Diligence Deadline, Company hereby assigns (or reassigns, as the case may be), exclusively to Manager all accounts receivable of DataMed, and all claims, demands and rights of Company to charge, bill and collect from third parties for services and supplies rendered by DataMed. Company agrees to execute any and all documents necessary to secure and perfect Manager's interest in such accounts receivable and revenue, and agrees to cooperate with Manager in any reasonable manner to effectuate an efficient billing process and to obtain maximum allowable collection consistent with the services provided. All payments received by DataMed directly, shall be promptly delivered to Manager. Company further agrees and hereby appoints Manager, for the term hereof, to be its true and lawful attorney-in-fact for purposes of (a) billing and collecting in the name of DataMed; and (b) receiving, taking possession of and endorsing in the name of DataMed any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable.

7.   OBLIGATIONS OF COMPANY

     7.1 EXCLUSIVE MANAGER. During the term of this Agreement and except as otherwise provided herein, Company engages Manager to act as the sole and exclusive

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manager and administrator of the business and operations of DataMed.
Manager is expressly authorized by Company to perform its services hereunder in whatever manner it deems appropriate to meet the day-to-day requirements of the operations of DataMed, in accordance with standards established by Manager, including, without limitation, performance of some of the business functions at other locations. Company further agrees that during the term of this Agreement, Company shall not, without the prior written consent of Manager, contract for or otherwise purchase or provide any of the management, administrative or other services, supplies or equipment provided by Manager to Company hereunder.

     7.2 ASSIGNMENT OF KEY EMPLOYEE. Upon execution of this Agreement by both Parties, Company agrees to assign Bart Valdez to provide services on behalf of DataMed, on the following terms: (i) Mr. Valdez shall not be required to allocate more than eight (8) hours per week of his time to Company during the term of this Agreement; (ii) Mr. Valdez shall not be required to travel for the Company during the term of this Agreement more than two (2) trips, and each trip may last not more than three (3) days in duration; (iii) scheduling of Mr. Valdez' time shall be by mutual agreement of the Parties; (iv) Company agrees to reimburse Manager for the Company's pro-rata share of salary and benefits paid by Manager to Mr. Valdez; and
(v) such other terms as the Parties may mutually agree.

     7.3 REIMBURSEMENT OBLIGATIONS. Company agrees to perform its reimbursement obligations under Section 6 above.

     7.4 INSURANCE. During the term of this Agreement, Company agrees to obtain and maintain commercial general liability insurance covering the operations of DataMed, and fire and extended casualty insurance covering the offices and property of DataMed, upon such terms and with such coverages as the Parties agree are commercially reasonable. Upon request of Manager, Company shall provide evidence of such insurance coverage required hereunder. The Parties agree that premiums for the foregoing insurance shall be included in Expenses as defined in Section 6.2(a), and that Manager shall reimburse Company for such Expenses in accordance with this Agreement.

     7.5 COOPERATION AND FURTHER ASSURANCES. Company agrees to cooperate with Manager, and to execute such other documents and take such other actions as may be reasonably necessary or desirable, in connection with the efficient management of the day-to-day operations of DataMed by Manager, including, without limitation, the addition of Manager and its designated employee or employees as an authorized signatory or signatories on any and all bank or depository accounts used by Company in connection with the operation of DataMed, including the right to make deposits and cash withdrawals from such accounts when and as required to pay for obligations arising in connection with the operation of DataMed as required by this Agreement, and to pay Manager any amounts due to Manager under Section 6 of this Agreement.

     7.6 ACCESS TO FACILITIES. During the term of this Agreement, Manager shall have the right to enter and use all DataMed offices and facilities at all times necessary, in the discretion of Manager, to perform its duties under this Agreement, including, but not limited to, the right for Manager employees, contractors and agents, and any equipment, inventory

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or other supplies or documents owned or leased by Manager, to be in such offices and facilities.

     7.7 ACCESS TO RECORDS. During the term of this Agreement, and for a period of one (1) year thereafter, Manager, and its respective designees, shall have the right during Company's normal business hours and upon reasonable prior notice, to inspect, copy and make extracts from, DataMed's books of account and records, and the Company's books of account and records relating to the operations of DataMed and maintained by Company during the period from and including June 20, 1997 through and including the termination date of this Agreement, including specifically but without limitation, records of billings, collections, expenses and disbursements, records of meetings of the Company's shareholders, board of directors and any and all committees thereof, and records of agreements, instruments, judgments orders and other written obligations of Company that materially affect Manager's rights or the performance of its duties hereunder.

     7.8 ADVERSE ACTIONS. Except as otherwise permitted in this Agreement, Company agrees not to take any action or implement any decision that would have a material adverse effect on Manager's authority and discretion to conduct, manage, direct and control all aspects of the business and operations of DataMed, or the amount of Manager's Management Fee, or that otherwise would have a material adverse effect on Manager's financial interests under this Agreement, unless Company obtains the prior written approval of Manager to such action or decision.

     7.9 EVENTS EXCUSING PERFORMANCE. Company shall not be liable to Manager for failure to perform any of the services required herein in the event of any strike, lock-out, calamity, act of God, unavailability of supplies or other event over which Company has no control, for so long as such event continues, and for a reasonable period of time thereafter.

8.   TERM AND TERMINATION

     8.1 TERM OF AGREEMENT. The term of this Agreement shall commence as of July 1, 1997, and shall extend until the closing of the Acquisition in accordance with the Purchase Agreements, unless earlier terminated pursuant to the terms of Sections 8.2 or 8.3 below, or pursuant to mutual agreement of the Parties or any other provision of this Agreement.

     8.2 TERMINATION BY COMPANY. Company may terminate this Agreement under the following circumstances:

          (a) The commencement of any voluntary proceeding by Manager under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation, the United States Bankruptcy Code or any successor federal statute, or if any involuntary proceeding under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation the United States Bankruptcy Code or any successor federal statute, is commenced against Manager, or if Manager makes, negotiates or commences negotiations for partial or complete assignment of its assets for the benefit of creditors, pursuant to statutory or common law;

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          (b)  Manager suffers an appointment of a receiver, custodian, examiner or a trustee for any of its property or assets;

          (c)  The termination, liquidation or dissolution of Manager;

          (d) In the event that Manager shall default in the performance of any material duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Manager by Company; or

          (e) in the event that Company shareholders do not approve the Acquisition within the time and in the manner required by the Purchase Agreements.

     8.3 TERMINATION BY MANAGER. Manager may terminate this Agreement under the following circumstances:

          (a) the commencement of any voluntary proceeding by Company under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation, the United States Bankruptcy Code or any successor federal statute, or if any involuntary proceeding under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation the United States Bankruptcy Code or any successor federal statute, is commenced against Company; or if Company makes, negotiates or commences negotiations for partial or complete assignment of its assets for the benefit of creditors, pursuant to statutory or common law;

          (b) Company suffers an appointment of a receiver, custodian, examiner or a trustee for any of its property or assets;

          (c) the termination, liquidation or dissolution of Company, except any such action that causes a third party to expressly assume the obligations and succeed to the interests of Company hereunder;

          (d) in the event that Manager makes, prior to the Due Diligence Deadline, the written Election not to proceed with the Acquisition;

          (e) in the event that Company shareholders do not approve the Acquisition within the time and in the manner required by the Purchase Agreements; or

          (f) in the event Company shall default in the performance of any material duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Company.

     8.4 EFFECT OF TERMINATION BY MANAGER. If Manager terminates this Agreement pursuant to Section 8.3, then in addition to any other right or remedies to which Manager may be entitled hereunder, or by law, Company will retain all rights (including rights to accounts receivable of DataMed), and all obligations and liabilities (including accounts

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payable) relating to the operation of DataMed, and Company will reimburse
Manager's Expenses.

     8.5  NON-SOLICITATION BY MANAGER.  Manager agrees for a period of two
(2) years following the termination of this Agreement, not to directly solicit any persons who are employees of DataMed as of the date of such termination. Manager further agrees for a period of one (1) year following the termination of this Agreement, not to directly solicit any persons or entities who are customers of DataMed as of the date of such termination, provided, however, that the foregoing shall not restrict Manager from soliciting any former customer of DataMed, or from responding to any existing customer of DataMed that has generally submitted a request for proposal to any persons or entities other than DataMed.

9.   GENERAL PROVISIONS

     9.1 INDEPENDENT RELATIONSHIP. The Parties to this Agreement shall be and remain independent legal entities, without obligation to each other or to any third person or entity, except as may be expressly set forth in this Agreement. The Parties do not intend this Agreement, or any aspect of the operation of DataMed, to form a partnership, joint venture, or any other form of legal association under any California or Colorado law. The Parties to this Agreement do not intend to be partners to one another, or partners as to any third person or entity not a Party to this Agreement. Except as otherwise expressly set forth in this Agreement, or as otherwise may be required by applicable law, no Party shall be held to be a fiduciary or trustee, or to have any fiduciary obligation, to any other Party.

     9.2 ASSIGNMENT. Either Party shall have the right to assign its rights and delegate its duties hereunder, without the prior consent of the other Party.

     9.3 RESOLUTION OF DISPUTES. In the event of any controversy, claim or dispute between any Parties arising out of or relating to this Agreement, or the making, performance or interpretation of it (the "Dispute"), the Parties agree to comply diligently and in good faith with the following procedure in order to resolve the Dispute:

          (a) A meeting (the "Initial Meeting") shall promptly be held at which all Parties are present or represented by individuals with full decision making authority regarding the Dispute. If within thirty (30) days following the Initial Meeting the Parties have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be submitted to mediation facilitated by a mediator ("Mediator"). Such Mediator shall be a retired judge or mature practicing attorney. Each Party shall bear its proportionate share of the costs of the mediation, including the Mediator's fee. The Parties agree to participate in good faith in the mediation and negotiations related thereto and in all mediation conferences.

          (b) If within a period of thirty (30) days following the final adjournment of the mediation conference(s), the Parties are unable to resolve the Dispute, the Dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing, including, but not limited to, the Commercial Arbitration Rules relating to selection of arbitrators and the place of arbitration.

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Arbitrators will be persons experienced in negotiating, making, and consummating acquisition agreements. Judgment upon the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     9.4 ENTIRE AGREEMENT; MODIFICATION. There are no other agreements or understandings, written or oral, between the parties regarding the subject
matter of this Agreement, other than as set forth herein.   All Exhibits
referred to in this Agreement are intended to and shall be incorporated into this Agreement by reference and shall be deemed to be a part of this Agreement. This Agreement shall not be modified or amended except by a written document executed by both Parties. Each written modification shall be attached hereto.

     9.5 NOTICES. All notices required, desired or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly made and given when given in person, by nationally recognized overnight courier, or when sent by United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight delivery addressed as follows:

     If to Manager:      National Medical Review Offices, Inc.
                         5750 Wilshire Boulevard, Suite 275
                         Los Angeles, California  90036
                         Attention:  President

     If to Company:      Global Med Technologies, Inc.
                         12600 West Colfax, Suite A-500
                         Lakewood, Colorado  80215
                         Attention:  Michael I. Ruxin,
                                     Chief Executive Officer

Any such notice sent by United States mail shall be deemed to have been given forty-eight (48) hours after posting (if addressed and prepaid as set forth above) and notices which are personally delivered or delivered by overnight delivery shall be deemed to have been given when delivered. Each Party may change the address to which its notices are to be delivered hereunder, by giving notice as hereinabove provided.

     9.6 BINDING ON SUCCESSORS. Subject to Section 9.1, this Agreement shall be binding upon the Parties, and the Parties' respective successors, assigns, heirs and beneficiaries.

     9.7 WAIVER OF PROVISIONS. Any waiver of any term or provision hereof must be made in writing, and signed by the Parties hereto. Any such waiver shall not be construed as a waiver of any other term or provision hereof, not expressly provided for a written waiver signed by the Parties.

     9.8 GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

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     9.9  SEVERABILITY.  The provisions of this Agreement shall be deemed severable and if any provision hereof shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be and remain effective and binding upon the Parties, and Company.

     9.10 ATTORNEYS' FEES. If legal action is commenced by either Party to enforce or defend its rights under this Agreement, or to interpret or enforce this Agreement, the prevailing Party in such action shall be entitled to recover its costs and reasonable attorneys' fees from the other Party, in addition to any other relief granted.

     9.11 TIME IS OF THE ESSENCE. Time is hereby expressly declared to be of the essence in this Agreement.

     9.12 CONFIDENTIALITY. Except for disclosure to its attorneys and consultants, or as necessary for the conduct of its business, neither Party shall disclose to any third party (other than Company) any provision of this Agreement, or any financial or other information regarding the other Party obtained by disclosing Party, regardless of when obtained, without the prior written consent of the other Party.

     9.13 REMEDIES CUMULATIVE. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party by law, shall be considered exclusive of any other remedy available to such Party.

     9.14 LANGUAGE CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either Party.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.




                   "Company"                          "Manager"

         GLOBAL MED TECHNOLOGIES, INC.            NATIONAL MEDICAL
            a Colorado corporation              REVIEW OFFICES, INC.
                                               a Michigan corporation

By:  /s/ MICHAEL I. RUXIN               By:  /s/ KEITH PATTEN
     ----------------------------            ---------------------------

Its:  CEO                               Its:  COO
     ----------------------------            ---------------------------



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                                EXHIBIT A


                              June 30, 1997
               Balance Sheet and Profit and Loss Statement